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                                                                      Exhibit 16

                            Child, Sullivan & Company


April 29, 2005

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K/A Current Report dated March 25, 2005 of U.S. Canadian Minerals, Inc. and are in agreement with the statements contained in the first paragraph of that item as they pertain to Child, Sullivan & Company. We have no basis to agree or disagree with any other statements of U.S. Canadian Minerals, Inc. contained therein.

Very truly yours,

Child, Sullivan & Company, PC

Cc: Mr. John Woodward